As filed with the Securities and Exchange Commission on May 16, 2011
Registration No. 333-130496

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INSPIRE PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	04-3209022 (I.R.S. Employer Identification No.)
8081 Arco Corporate Drive, Suite 400
Raleigh, NC 27617
 (Address of Principal Executive Offices) (Zip Code)

Inspire Pharmaceuticals, Inc.
2005 Equity Compensation Plan
(Full title of the Plan)

Joseph M. Spagnardi, Esq.
Senior Vice President, General Counsel and Secretary
Inspire Pharmaceuticals, Inc.
8081 Arco Corporate Drive, Suite 400
Raleigh, NC 27617
(919) 941-9777
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-130496) previously filed by Inspire Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on December 20, 2005 (the “Registration Statement”).

On April 5, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merck & Co., Inc., a company formed under the laws of New Jersey (“Merck”) and Monarch Transaction Corp., a Delaware corporation (“Monarch”).  Pursuant to the Merger Agreement, on May 16, 2011, Monarch was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Merck.

           As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements, including this Registration Statement.  Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to terminate the effectiveness of this Registration Statement and hereby removes from registration all securities that had been registered for issuance under this Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Inspire Pharmaceuticals, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 16th day of May, 2011.

INSPIRE PHARMACEUTICALS, INC.
By:	/s/ Joseph M. Spagnardi
Name:	Joseph M. Spagnardi
Title:	Senior Vice President, General Counsel and Secretary

Note:           No other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.